EXHIBIT 23.3

Thomas W. Janes

Founder, CEO

Kerry Capital Advisors, Inc.

260 Franklin St., 19th Floor

Boston. MA 02110

USA

617-340-6334-0ffice

August 18, 2016

Mr. Sohail Quraeshi

Escue Energy, Inc.

Dallas, Texas

Subject: Authority to use valuation report in S-1 Registration Statement filing

Dear Sir

I hereby authorize you and your company to use my valuation report in your S-1 Registration Statement filing and consent to the summarization of my valuation report as contained in the S-1 Registration Statement, as amended. For any questions please contact me.

Regards

/s/ Thomos Janes

Thomas Janes

CEO